Exhibit 99.(g)(7)

July 31, 2020

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention: Tricia Cormier, Vice President

Re: American Beacon Funds

Ladies and Gentlemen:

The undersigned, pursuant to her authority under the Custodian Contract dated December 1, 1997 between American Beacon Funds (the “Trust”) and State Street Bank and Trust Company (the “Custodian”) (as amended, modified or supplemented from time to time, the “Agreement”), hereby advises you that the Trust shall terminate the following series of shares (the “Funds”) from the Agreement effective as of the date set forth below.

Fund Name	Termination Date
GLG Total Return Fund	June 30, 2020

Further, the Trust has provided you as Custodian under the Agreement with written instructions to transfer any assets of such Fund(s), if applicable.

Please indicate below your acknowledgment of such termination and of your agreement to waive any notice requirement under the Agreement.

Sincerely,

AMERICAN BEACON FUNDS

By:	/s/ Melinda G. Heika
Name:	Melinda G. Heika
Title:	Principal Accounting Officer and Treasurer

Agreed:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

220 E. Las Colinas Blvd., Ste. 1200, Irving, Texas 75039 • 817.391.6100	americanbeaconadvisors.com
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